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                                                                   Exhibit 99(i)



Letterhead of Paul, Hastings, Janofsky & Walker LLP







                                December 14, 1999



Matthews International Funds
456 Montgomery Street, Suite 1200
San Francisco, California 94104-1245

Re: Matthews Asian Growth and Income Fund, Asian Technology Fund, Dragon Century China Fund, Japan Fund, Korea Fund and Pacific Tiger Fund

Ladies and Gentleman:

         We have acted as counsel to Matthews International Funds, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 13 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on December 20, 1999 (the "Post-Effective Amendment") and relating to the issuance by the Trust of an indefinite number of $0.001 par value shares of beneficial interest (the "Shares") of six series of the Trust: the Matthews Asian Growth and Income Fund, the Matthews Asian Technology Fund, the Matthews Dragon Century China Fund, the Matthews Japan Fund, the Matthews Korea Fund and the Matthews Pacific Tiger Fund (the "Funds").

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following;

         (a) the Trust's Trust Instrument dated April 8, 1994 (the "Trust Instrument"), and the Trust's Certificate of the Trust as filed with the Secretary of State of Delaware on April 13, 1994, certified to us in effect on the date hereof;

         (b) the By-laws of the Trust;

         (c) resolutions of the Trustees of the Trust adopted at a meeting on August 12, 1994, authorizing the establishment of the Matthews Pacific Tiger Fund and the issuance of the Shares; resolutions of the Trustees of the Trust adopted at a meeting on August 12, 1994, authorizing the establishment of the Matthews Asian Growth and Income Fund and the issuance of the Shares; resolutions of the Trustees of the Trust adopted at a meeting on December 13,

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1994, authorizing the establishment of the Matthews Korea Fund and the issuance of the Shares; resolutions of the Trustees of the Trust adopted at a meeting on November 11, 1997, authorizing the establishment of the Matthews Dragon Century China Fund and the issuance of the Shares; resolutions of the Trustees of the Trust adopted at a meeting on October 9, 1998, authorizing the establishment of the Matthew Japan Fund and the issuance of Shares; and resolutions of the Trustees of the Trust adopted at a meeting on October 15, 1999, authorizing the establishment of the Matthews Asian Technology Fund and the issuance of the Shares;

         (d) Post-Effective Amendment No. 13; and

         (e) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

         Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

         Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendment and in accordance with the Trust Instrument, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Post-Effective Amendment and is solely for your benefit. This opinion may not be relied upon by your for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

         We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in Post-Effective Amendment No. 13, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment No. 13.


                                Very truly yours,


                      Paul, Hastings, Janofsky & Walker LLP